EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)



                                                                    Three Months
                                                                       Ended
                                                                   April 3, 1999
Fixed charges:
  Interest expense                                                 $     45
  Distributions on preferred securities of
   subsidiary trust, net of income taxes                                  6
  Estimated interest portion of rents                                     7

    Total fixed charges                                            $     58



Income:
  Income before income taxes and distributions on
    preferred securities of subsidiary trust                       $    242
  Fixed charges (1)                                                      52

    Adjusted income                                                 $   294



Ratio of income to fixed charges                                       5.07



(1) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.